EXHIBIT 99.1

Intec Telecom Systems Limited

Consolidated Financial Statements

As of and for the three years ended

30 September 2010

Intec Telecom Systems Limited

Consolidated financial statements as of and for the three years ended 30

September 2010

Independent auditors’ report

To the Board of Directors of Intec Telecom Systems Limited

We have audited the accompanying consolidated statements of financial position of Intec Telecom Systems Limited and subsidiaries (the “Group”) as of 30 September 2010 and 2009, and the related consolidated income statements, statements of changes in equity, statements of comprehensive income and statements of cash flow for the three years ended 30 September 2010. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Intec Telecom Systems Limited and subsidiaries as of 30 September 2010 and 2009, and the results of their operations and their cash flows for each of the three years ended 30 September 2010 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Deloitte LLP

London, United Kingdom

February 3, 2011

Intec Telecom Systems Limited

Consolidated income statements

For the years ended 30 September 2010, 2009 and 2008

	Notes	2010 £000	2009 £000	2008 £000
Revenue
Continuing operations	5	141,363	167,891	135,786

Cost of sales		(70,482)	(77,786)	(67,238)

Gross profit		70,881	90,105	68,548

Distribution costs		(22,133)	(24,138)	(18,819)

Development expenditure		(19,294)	(16,853)	(14,880)

Depreciation and amortisation	13, 14	(4,496)	(5,513)	(6,237)
Other administrative expenses		(17,846)	(20,132)	(16,643)
Total administrative expenses		(22,342)	(25,645)	(22,880)

Operating profit	4	7,112	23,469	11,969

Other gains and losses	3	—	596	1,350
Finance income	6	571	710	752
Finance costs	7	(370)	(82)	(321)

Profit before tax		7,313	24,693	13,750
Tax (expense)/ credit	10	(8,686)	13,675	(3,298)

(Loss)/profit for the year attributable to equity shareholders		(1,373)	38,368	10,452

All the results above relate to continuing operations.

Consolidated statements of comprehensive income

For the years ended 30 September 2010, 2009 and 2008

	2010 £000	2009 £000	2008 £000
(Loss)/ profit for the year	(1,373)	38,368	10,452
Other comprehensive income:
Exchange differences arising on translation of foreign operations	(410)	10,125	1,833

Other comprehensive (loss)/ income for the year	(410)	10,125	1,833

Total comprehensive (loss)/ income for the year attributable to equity shareholders	(1,783)	48,493	12,285

Intec Telecom Systems Limited

Consolidated statements of changes in equity

For the years ended 30 September 2010, 2009 and 2008

	Share capital £000	Share premium account £000	Other reserves £000	Own shares £000	Translation reserve £000	Retained earnings £000	Total equity £000
Balance at 1 October 2007	3,057	161,989	249	(95)	(4,020)	(22,102)	139,078
Profit for the year	—	—	—	—	—	10,452	10,452
Other comprehensive income for the year	—	—	—	—	1,833	—	1,833

Total comprehensive income for the year	—	—	—	—	1,833	10,452	12,285
Issue of share capital net of share issue expenses	3	55	—	—	—	—	58
Recognition of share-based payments	—	—	—	—	—	1,458	1,458

Balance at 1 October 2008	3,060	162,044	249	(95)	(2,187)	(10,192)	152,879
Profit for the year	—	—	—	—	—	38,368	38,368
Other comprehensive income for the year	—	—	—	—	10,125	—	10,125

Total comprehensive income for the year	—	—	—	—	10,125	38,368	48,493
Issue of share capital net of share issue expenses	17	129	—	—	—	—	146
Cancellation of share premium account	—	(162,044)	135,113	—	—	26,931	—
Recognition of share-based payments	—	—	—	—	—	1,336	1,336
Tax on items taken directly to equity	—	—	—	—	—	1,800	1,800

Balance at 1 October 2009	3,077	129	135,362	(95)	7,938	58,243	204,654
Loss for the year	—	—	—	—	—	(1,373)	(1,373)
Other comprehensive loss for the year	—	—	—	—	(410)	—	(410)

Total comprehensive loss for the year	—	—	—	—	(410)	(1,373)	(1,783)
Issue of share capital net of share issue expenses	73	273	—	—	—	—	346
Transfer of other reserves to retained earnings	—	—	(135,113)	—	—	135,113	—
Recognition of share-based payments	—	—	—	—	—	660	660
Tax on items taken directly to equity	—	—	—	—	—	(1,580)	(1,580)
Dividends paid	—	—	—	—	—	(4,380)	(4,380)

Balance at 30 September 2010	3,150	402	249	(95)	7,528	186,683	197,917

Intec Telecom Systems Limited

Consolidated statements of financial position

30 September 2010 and 2009

	Notes	2010 £000	2009 £000
Non-current assets
Goodwill	12	93,022	93,022
Other intangible assets	13	6,074	5,723
Property, plant and equipment	14	5,202	6,543
Trade and other receivables	15	2,706	2,659
Deferred tax asset	20	15,679	21,767

		122,683	129,714

Current assets
Trade and other receivables	15	54,763	61,205
Cash and cash equivalents	16	71,777	74,832

		126,540	136,037

Total assets		249,223	265,751

Equity and liabilities
Equity attributable to equity holders of the parent
Share capital	22, 23	3,150	3,077
Share premium account		402	129
Other reserves	23	249	135,362
Own shares	23	(95)	(95)
Translation reserve	23	7,528	7,938
Retained earnings		186,683	58,243

Total equity		197,917	204,654

Non-current liabilities
Other payables	17	3,262	3,048
Deferred tax liabilities	20	1,154	50
Borrowings	18	99	336
Provisions	19	3,998	2,311

		8,513	5,745

Current liabilities
Trade and other payables	17	37,767	53,050
Current tax liabilities		1,551	996
Borrowings	18	284	220
Provisions	19	3,191	1,086

		42,793	55,352

Total liabilities		51,306	61,097

Total equity and liabilities		249,223	265,751

The financial statements were approved by the Board of directors and authorised for issue on February 3, 2011. They were signed on its behalf by

ROBIN TAYLOR	RANDY WIESE
DIRECTOR	DIRECTOR

Intec Telecom Systems Limited

Consolidated statements of cash flows

For the years ended 30 September 2010, 2009 and 2008

	2010 £000	2009 £000	2008 £000
Profit before tax	7,313	24,693	13,750
Adjustments for:
Depreciation of property, plant and equipment	3,102	3,049	3,076
Amortisation of intangible assets	1,343	2,201	2,741
Amortisation of capitalised development expenditure	51	263	420
Amortisation of capitalised project costs	1,079	928	296
Loss on disposal of property, plant and equipment	—	38	28
Share-based payment expense	610	2,043	1,458
Increase in provisions	3,447	92	40
Finance income	(571)	(710)	(752)
Finance costs	370	82	321
Other gains and losses	—	(596)	(1,350)

Operating cash flows before movements in working capital	16,744	32,083	20,028
Decrease/(increase) in receivables	8,180	9,994	(11,171)
(Decrease)/ increase in payables	(16,470)	4,356	3,511

Cash generated by operations	8,454	46,433	12,368
Income taxes paid (net)	(3,539)	(2,935)	(2,462)

Net cash from operating activities	4,915	43,498	9,906

Investing activities
Interest received	571	710	751
Purchase of property, plant, and equipment	(1,517)	(3,210)	(1,783)
Purchase of intangible assets	(573)	(139)	(259)
Expenditure on capitalised project costs	(1,810)	(640)	(2,842)
Proceeds on disposal of property, plant and equipment	4	21	136
Net proceeds on disposal of business	273	591	538

Net cash used in investing activities	(3,052)	(2,667)	(3,459)

Financing activities
Interest paid	(4)	(3)	(34)
Interest element of finance lease rental payments	(35)	(27)	(98)
Proceeds on issue of shares	346	147	57
Repayments of obligations under finance leases	(201)	(362)	(427)
Dividends paid to shareholders	(4,380)	—	—

Net cash used in financing activities	(4,274)	(245)	(502)

Net (decrease)/ increase in cash and cash equivalents	(2,411)	40,586	5,945

Cash and cash equivalents at beginning of year	74,832	28,927	22,580

Effect of foreign exchange rates	(644)	5,319	402

Cash and cash equivalents at end of year	71,777	74,832	28,927

Cash and cash equivalents (which are presented as a single class of assets on the face of the statement of financial position) comprise cash at bank and other short-term highly-liquid investments with a maturity of three months or less from the date of acquisition.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies

General information

The principal activity of the Company and its subsidiaries (together “the Group”) is to develop, market and licence Business Support Systems (“BSS”) software; to provide related professional services such as implementation, consultancy and training; and to provide support and maintenance to those systems on a global basis. The Group also provides certain managed services for some of its customers.

The Company is a private limited company incorporated in Great Britain under the Companies Acts 1985 and 2006 and registered in England and Wales with its registered office at Wells Court, Albert Drive, Woking, Surrey, United Kingdom.

Basis of accounting The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted for use in the European Union and therefore comply with Article 4 of the EU IAS Regulation. The financial statements have also been prepared in accordance with IFRSs as issued by the International Accounting Standards Board (IASB).

The Group’s income statement prepared under IFRS is presented in accordance with IAS 1 “Presentation of Financial Statements”. IAS1 does not provide definitive guidance on the format of the income statement but states key lines that should be disclosed. It also requires additional line items, sub-totals and headings to be presented on the face of the income statement when such presentation is relevant to an understanding of the entity’s financial performance.

Going concern

At 30 September 2010, the Group held cash and cash equivalents of £71.8 million, and its only debt instruments were finance lease payables of £0.4 million. For the year ended 30 September 2010, the Group reported profit before tax of £7.3 million and net cash from operating activities of £4.9 million. Although economic conditions remain challenging, the directors are confident that the Group is well positioned for the year ahead with an established customer base, a solid pipeline of revenue prospects and a reduced fixed cost base compared to 2009. Note 21 includes the Group’s objectives, policies and processes for managing its capital; its financial risk management objectives; and its exposures to currency risk, credit risk and liquidity risk.

In determining the appropriate basis of preparation of the financial statements, the Board is required to consider whether the Group can continue in operational existence for the foreseeable future.

The Board believes that the Group is well placed to manage its business risks successfully despite the current market conditions. After making enquiries, the Board has a reasonable expectation that the Group has adequate resources to continue to operate for the foreseeable future, being at least twelve months from the date of approval of the financial statements. Accordingly, the financial statements continue to be prepared on a going concern basis.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

Changes in accounting standards

International Accounting Standards (IAS/IFRS)

IAS 1 (revised 2007) “Presentation of Financial Statements” has introduced a number of changes in the format and content of the financial statements. The Group now presents a separate Consolidated Statement of Comprehensive Income as a primary statement. The Group previously presented a Consolidated Statement of Changes in Equity as a footnote, together with a Consolidated Statement of Recognised Income and Expense as a primary statement.

The following standards, amendments and interpretations have been adopted by the Group during the year, the adoption of which has not had any material impact on the Group’s results or financial position:

IFRS 3 (revised)	“Business Combinations”

IAS 23 (amendment)	“Borrowing Costs”

IAS 27 (amendment)	“Consolidated and Separate Financial Statements”

IAS 32, IAS 1 (amendment)	“Puttable Financial Instruments and Obligations Arising on Liquidation”

IAS 39 (amendment)	“Financial Instruments: Recognition and Measurement”

IFRS 1, IAS 27 (amendment)	“Cost of an investment in Subsidiary, Jointly Controlled Entity or Associate”

IFRS 2 (amendment)	“Share-based payment”

IFRS 5 (amendment)	“Non-current Assets Held for Sale and Discontinued Operations”

IFRS 7 (amendment)	“Improving Disclosures about Financial Instruments”

IFRIC 12	“Service Concession Arrangements”

IFRIC 14, IAS 19	“The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”

IFRIC 15	“Agreements for the Construction of Real Estate”

IFRIC 17	“Distributions of non-cash assets to owners”

IFRIC 18	“Transfer of assets from customers”

IFRIC 9, IAS 39 (amendment)	“Embedded Derivatives”

Improvements to IFRSs 2008	Various Standards

Improvements to IFRSs 2009	Various Standards

The following standards, amendments and interpretations that are not yet effective have not been early adopted by the Group:

IFRS 9	“Financial Instruments”

IAS 24 (revised)	“Related Party Disclosures”

IAS 32 (amendment)	“Classification of Rights Issues”

IFRS 2 (amendment)	“Company Cash-settled Share-based Payment Transactions”

IFRIC 19	“Extinguishing Financial Liabilities with Equity Instruments”

IFRIC 14 (amendment)	“Prepayments of a Minimum Funding Requirement”

Improvements to IFRSs 2010	Various Standards

The directors are currently evaluating the impact of the adoption of these standards, amendments and interpretations.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

Basis of preparation The financial statements are prepared under the historical cost convention with the exception of certain items which are measured at fair value as disclosed in the accounting policies below.

Basis of consolidation The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company. The results of entities or businesses acquired during the year are included in the consolidated income statement from the effective date of acquisition being the date on which control passed. Control is achieved where the Company has the power to govern the financial and operating policies of an acquired entity or business so as to obtain benefits from its activities.

Where necessary, adjustments are made to the financial statements of an acquired entity or business to bring their accounting policies into line with those used by the Company.

All intra-company transactions, balances, income and expenses are eliminated on consolidation.

Revenue recognition and contract accounting The Group principally derives its revenue from the sale of software licences, development projects performed for clients and fees for installation, consultancy, training and maintenance. Revenue is recognised on individual contracts based on the fair value of consideration received or receivable under the following principles:

•

Revenues from software licence agreements are recognised where there is persuasive evidence of an agreement with a customer, delivery of the software has taken place, collectability is probable and the fee is fixed and determinable. Such revenue, being licence and implementation revenue, is generally recognised on a percentage of completion basis (on the basis of hours incurred against total anticipated hours) over the period of the installation unless the licence fee and any implementation services meet the conditions for separate recognition.

•

Revenue from the sale of unbundled software licences is recognised on the completion of contractual milestones or when milestones are unconditional. These contractual milestone obligations normally include grant of licence on signing of the contract, which coincides with delivery, installation of the software and customer acceptance. Thus a portion of revenue is deferred until final customer acceptance.

•

Fee income from implementation, consulting, training and maintenance is recognised over the period in which the service is provided. Consulting and training is recognised on the basis of time and materials or for fixed price contracts on hours incurred against total anticipated hours. Maintenance and managed services are recognised on a straight-line basis over the period of the agreement.

•	Revenue from hardware sales is recognised on customer acceptance, which normally coincides with delivery.

Accrued income represents revenue recognised in advance of billings to customers. Amounts invoiced in excess of revenue recognised are included in deferred revenue.

Revenue is stated net of any value added tax or sales related tax.

Finance income Finance income is accrued on a time basis, by reference to the principal outstanding and at the effective rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of that financial asset to that asset’s net carrying amount.

Foreign currencies The consolidated financial statements are presented in Sterling which is Intec Telecom Systems Limited’s functional and presentational currency.

In preparing the financial statements of the individual companies, foreign currency transactions are converted to the relevant functional currency at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the relevant functional currency at the rates ruling at the balance sheet date. These translation differences are taken to the income statement. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

For the purpose of preparing consolidated financial statements, the results of overseas subsidiaries are translated into Sterling at the average rates for the year. The net assets or liabilities of overseas subsidiaries are translated at year-end exchange rates. The exchange differences arising on translation of the opening net assets or liabilities and results of overseas operations are taken to equity through the Group’s translation reserve. Such cumulative translation differences are recognised in profit and loss in the period in which the operation is disposed of.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. The Group has elected to treat goodwill and fair value adjustments arising on acquisitions before the date of transition to IFRS on 1 October 2004 as Sterling-denominated assets and liabilities.

Intangible assets - Goodwill Goodwill arising on consolidation represents the excess of the cost of acquisition over the Group’s interest in the fair value of identifiable assets and liabilities of a subsidiary at the date of acquisition.

Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill is not amortised, but is instead subject to impairment testing annually or more frequently if there are indications that goodwill might be impaired.

For the purpose of impairment testing, goodwill is allocated to the Group’s cash generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently where there is an indication that goodwill may be impaired. Any impairment is immediately recognised in the income statement and is not subsequently reversed.

Goodwill arising prior to the date of transition to IFRS has been retained at the previous UK GAAP amount, subject to testing for impairment at that date.

Other intangible assets Separately acquired intangible assets, primarily intellectual property rights, development costs and software are initially measured at cost. After initial recognition, the intangible asset is carried at cost less accumulated amortisation less any accumulated impairment losses. Amortisation is charged on a straight-line basis over the estimated useful economic life which ranges from three to ten years.

Expenditure on research activities is recognised in the income statement as an expense in the period in which it is incurred.

Expenditure on development activities is recognised as an internally generated intangible asset only when the following criteria are met:

•	an asset is created that can be separately identified;

•	the technical feasibility of completing the asset so that it will be available for use has been achieved;

•	the Group has the intention to complete the asset and use or sell it;

•	the Group has the ability to use or sell the asset;

•	it is probable that the asset created will generate future economic benefits;

•	adequate technical, financial and other resources are available to complete the development and to use or sell the asset; and

•	the development cost of the asset can be measured reliably.

If all the above tests are not met the expenditure is recognised in the income statement as an expense in the period in which it is incurred.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

The qualifying expenditure capitalised represents costs directly attributable to the development of the asset. This expenditure is capitalised from the point at which the above criteria are met up to the point at which the asset is in use. Asset lives are generally as follows:

Intellectual property rights	5 – 10 years
Development costs	3 – 5 years
Software	3 – 5 years
Other	3 – 5 years

Internally generated intangible assets are amortised on a straight-line basis over their useful lives, which are estimated to be between 3 and 5 years.

Costs relating to the implementation of managed service solutions for specific customers are capitalised and amortised over the minimum term of the data processing period specified in the customer contract. The capitalised costs may include an element of hardware; however, as this element is considered to be an integral part of the managed service solution, it is included as part of the intangible asset.

Property, plant and equipment Property, plant and equipment are stated at cost, less accumulated depreciation and any accumulated impairment losses. Cost comprises the purchase price and directly attributable costs of acquiring the asset. Depreciation is provided on cost on a straight-line basis over the estimated useful life of the assets. Asset lives are generally as follows:

Leasehold improvements	over the lease term
Motor vehicles	3 – 4 years
Computer equipment	3 – 5 years
Furniture and equipment	3 – 5 years

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in income.

Lease and hire purchase contracts Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases and rentals payable and lease incentives are taken to the income statement on a straight-line basis over the term of the relevant lease.

Items of property, plant and equipment acquired under finance leases and hire purchase contracts are recognised as assets at their fair value or, if lower, at the present value of the minimum lease payments, at the date of inception of each lease or contract and depreciated over their estimated useful lives. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the outstanding liability.

Impairment of assets At each balance sheet date, the Group reviews the carrying amounts of all of its tangible and intangible assets to determine whether any of those assets has suffered an impairment loss.

If impairment is indicated, then the recoverable amount is assessed to determine the extent of the impairment. Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. The recoverable amount is the higher of the asset’s fair value less disposal costs and its value in use. Value in use calculations are performed using cash flow projections, discounted at a pre-tax rate which reflects the asset-specific risks and the time value of money.

To the extent that the recoverable amount is less than the carrying amount, the shortfall is immediately recognised in the income statement and the carrying amount reduced.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount subject to the new recoverable amount not exceeding the carrying value that would have been in use had the initial impairment not been recognised. The reversal is immediately recognised in the income statement.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

Financial instruments Financial assets and liabilities are recognised on the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Trade and other receivables Trade and other receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. The allowance recognised is measured as the difference between the asset’s carrying amount and the estimated future recoverable amount.

Cash and cash equivalents Cash and cash equivalents comprise cash in hand and other short-term liquid investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

Restricted cash is carried in the balance sheet at cost. Restricted cash comprises collateral required for letter of credit arrangements over certain customer contracts.

Financial assets at fair value through income statement A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Financial assets held in this category are initially recognised and subsequently measured at fair value, with changes in value recognised in the income statement in the line which most appropriately reflects the nature of the item or transaction.

Impairment of financial assets The Group assesses at each balance sheet date whether a financial asset or group of financial assets are impaired. Financial assets are impaired where there is objective evidence that, as a result of one or more events after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate. Where there is objective evidence that an impairment loss has arisen on assets carried at amortised cost, the carrying amount is reduced with the loss being recognised in the income statement. The impairment loss is only reversed if it can be related objectively to an event after the impairment was recognised and is reversed to the extent the carrying value of the asset does not exceed its amortised cost at the date of reversal.

The carrying amount of trade receivables in case of impairment is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

Financial liabilities and equity Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. The accounting policies adopted for specific financial liabilities and equity instruments are set out below.

Bank borrowings Interest bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges are accounted for on an accruals basis using the effective interest rate method.

Borrowing costs All borrowing costs are recognised in the income statement using the effective interest method in the period in which they are incurred and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Trade payables Trade payables are not interest bearing and are stated at their nominal value.

Equity instruments Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

Derivative financial instruments The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

The Group does not use derivative financial instruments for speculative purposes. Derivative financial instruments are initially measured at fair value at the contract date, and are remeasured to fair value at subsequent reporting dates.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in the income statement. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or non-financial liability, then, at the time the asset or liability is recognised, the associated gains or losses or the derivative that had been previously recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of a non-financial asset or a non-financial liability, amounts deferred in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

Derecognition of financial assets and financial liabilities Financial assets and financial liabilities are recognised when the Group becomes party to the contractual provisions of the instrument. Financial assets are derecognised when the Group no longer has rights to cash flows, the risks and rewards of ownership or control of the asset. Financial liabilities are derecognised when the obligation under the liability is discharged, cancelled or expires. In particular, for all regular way purchases and sales of financial assets, the Group recognises the financial assets on the settlement date, which is the date on which the asset is delivered to or by the Group.

Retirement benefits Payments to defined contribution retirement benefit schemes are charged as an expense as they become due. Payments made to comparable state managed schemes are treated in the same way.

Taxation The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax, including UK corporation tax and foreign tax, is provided at the amounts expected to be paid or recovered and is calculated using the tax rates and laws that have been enacted or substantively enacted at the balance sheet date. Tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on the differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. It is accounted for using the balance sheet liability method.

Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax is not provided on the unremitted earnings of subsidiaries where the Group is able to control the reversal of the temporary difference and it is not probable that it will reverse in the foreseeable future.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised.

Deferred tax is charged or credited to the income statement unless it relates to items charged or credited directly to equity in which case it is also charged or credited directly to equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

1.	Accounting policies (continued)

Provisions Provisions are recognised when the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle that obligation. Provisions are measured at the best estimate of the expenditure required to settle that obligation at the balance sheet date and are discounted to present value.

Restructuring provisions comprise unexpired future lease payments on vacant properties, removal costs and employee termination payments. Provisions for restructuring costs are recognised when the Group has a formal, detailed plan for the restructuring and this has been communicated to affected parties.

Onerous lease provisions are established on a property-by-property basis (or separable portions thereof) to meet the estimated liabilities of all surplus properties. The provision includes all ongoing, unavoidable costs net of any sub-letting income. Additionally, provisions for dilapidations are recognised where there is a legal or constructive obligation to make good a property at the end of the lease.

Provisions are not recognised for future operating losses.

Share-based payments The Group has applied the requirements of IFRS 2 to all grants of equity instruments made after 7 November 2002 that were unvested at 1 January 2005 in accordance with the transitional provisions of that Standard.

The Group operates various share-based award schemes, all of which are equity settled. The fair value of awards determined at the date of grant is recognised in the income statement on a straight-line basis over the period that service conditions apply, with a corresponding increase in shareholders’ equity, based on an estimate of the number of share-based awards that are expected to vest and adjusted for the effect of non market-based vesting conditions.

The fair value of the award is calculated using either the Black-Scholes or the Monte Carlo model as described in Note 9. Non-market conditions are included in assumptions around the number of awards that are expected to become exercisable and these assumptions are reviewed at each balance sheet date. Proceeds received on exercise of the awards are credited to equity.

The Group as a lessor Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

2.	Significant accounting judgements and estimates

In preparing the consolidated financial statements, management has to make judgements on how to apply the Group’s accounting policies and make estimates about the future. The critical judgements that have been made in arriving at the amounts recognised in the consolidated financial statements and the key areas of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying value of assets and liabilities in the next financial year, are discussed below:

a)	Revenue recognition Judgement is sometimes required as to when a contract should be unbundled and its constituent parts accounted for separately. The directors consider the nature of the services and licence sold to determine whether unbundling is appropriate. Key factors to be considered include whether each component of the arrangement, which may include a licence, implementation services and maintenance are essential to the functionality of another component of the arrangement and whether the estimated fair value of each component is determinable. In evaluating the fair value of such elements, the Directors have regard to revenues achieved on other similar transactions. In addition, recognition of revenue on certain contracts is determined, inter alia, by reference to the stage of completion of those contracts. At the balance sheet date, the directors make estimates based upon experience of the remaining costs to complete a contract and hence assess the proportion of the revenue to be recognised on the contract.

b)	Impairment testing Impairment testing of goodwill and intangible assets involves comparing the carrying value of an asset with its value in use, based upon a discounted cash flow model. This model involves making assumptions involving future revenues and profits as well as long term growth rates and the appropriate discount rate. Further details are set out in Note 12.

c)	Share-based payments The value of share-based payments requires several judgements to be made regarding expected volatility, the expected life of the options granted, risk-free interest rate and dividend yield. The details of these assumptions are disclosed in Note 9.

d)	Provisions Using information available at the balance sheet date, the directors make judgements based on experience of the level of provision required to satisfy onerous lease and dilapidation commitments, including assessing whether any sublet income will arise and the length of any void period. The amount of such provision is discussed in Note 19.

e)	Provisions for bad debts Provision is made based on management’s estimate of the prospect of recovering the amount due which includes considering the credit status of the customer and its history in meeting its commitments. The amount of such provision is disclosed in Note 15.

f)	Deferred taxation The recognition of deferred tax assets requires judgement as to the probability of taxable profits being available in the future and the quantum and location of taxable profits that are forecast to arise. This requires the directors to exercise judgement in forecasting future results, including assumptions and estimates of growth in revenue and changes in operating margins. Changing the assumptions selected by the directors could significantly affect the Group’s forecast and the amount of deferred taxation included in the Group’s results. See Note 20 for further details.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

3.	Other gains and losses

			2010 £000	2009 £000	2008 £000
Disposed business	(a	)	—	322	1,182
Other gains	(b	)	—	274	168

			—	596	1,350

a)	On 19 November 2007, an asset sale and purchase agreement was announced with Volubill SA to sell certain assets and liabilities of Intec Denmark for an initial consideration of £1m in cash plus additional consideration based on support and maintenance revenues and new licence sales recognised by Volubill for a period of two years from completion. During the year ended 30 September 2008, a gain on disposal of £1,182,000 was recognised. During the year ended 30 September 2009, the estimated additional consideration increased from £451,000 to £916,000, resulting in an additional gain of £322,000. The gain on disposal is presented in the table below:

£000
Intangible assets	105
Property, plant and equipment	63
Current assets	26
Current liabilities	(612)
Net liabilities disposed	(418)
Initial consideration	1,000
Estimated additional consideration	916
Working capital adjustments	(572)

Net consideration	1,344
Profit on disposal before adjustments	1,762
Costs attributable to the disposal	(217)
Translation differences	(41)

Profit on disposal	1,504

Recognised in the year ended 30 September 2008	1,182
Recognised in the year ended 30 September 2009	322

1,504

Net cash flows in respect of the disposed business are as follows:
Initial consideration	1,000
Additional consideration received	701
Working capital payments	(572)

Net proceeds on disposal of business	1,129

Net proceeds in the year ended 30 September 2009	591
Net proceeds in the year ended 30 September 2008	538

1,129

b)	Other gains in 2009 and 2008 represent recovery of amounts in relation to an investment in Poland previously written off in 2002.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

4.	Operating profit

	2010 £000	2009 £000	2008 £000

Revenue	141,363	167,891	135,786

Other income – sublease of properties	1,412	1,423	1,011

Expenses
Staff costs	89,274	94,769	76,969

Depreciation of property, plant and equipment
- owned assets	2,597	2,924	2,848
- owned assets accelerated depreciation as a result of restructuring(i)	468	—	—
- leased assets	37	125	228

Amortisation
- purchased computer software (ii)	1,185	1,431	1,974
- acquired intangible assets (ii)	158	770	767
- other intangible assets (iii) (capitalised managed service solutions)	1,079	928	296
- capitalised development expenditure (ii)	51	263	420

Operating lease payments
- land and buildings	5,807	5,531	4,872
- other	2,153	2,099	1,881

Increase/(decrease) in impairment of trade receivables, net	415	677	(864)
Loss on disposal of property, plant and equipment	—	38	28
(Gain)/ loss on foreign exchange	(312)	443	(805)
Restructuring costs (excluding accelerated depreciation shown above) (i)	5,919	2,176	1,098
Merger and acquisition costs	231	—	—

Other costs	26,601	33,671	35,116

	135,663	145,845	124,828

Operating profit	7,112	23,469	11,969

Notes

(i)–	Restructuring costs in 2010 comprise termination pay on staff redundancies and related termination costs across the Group amounting to £2.6m and property related restructuring costs of £3.8m. Property related restructuring costs comprise the establishment of vacant property provisions of £3.2m, accelerated depreciation on leasehold improvements of properties newly vacated of £0.5m and accelerated recognition of depreciation on other property, plant and equipment of £0.1m. The vacant property provisions were established on the Group’s premises located in Woking (£1.2m), Atlanta (£1.2m), Edmonton (£0.7m) and Toronto (£0.1m).
Restructuring costs in 2009 comprise termination pay on staff redundancies across the Group amounting to £2.1 million and £0.1 million for closure costs of the Dallas facility.
The restructuring costs in 2008 were attributable to the closure of the Mechanicsburg facility.
(ii)–	Included in administrative expenditure.
(iii)–	Included in cost of sales.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

5.	Revenue analysis

Revenue by category

	2010 £000	2009 £000	2008 £000

Licence	20,564	32,009	30,377
Professional services income	62,824	76,472	52,988
Managed services	14,898	16,083	12,299
Support and maintenance fees	41,587	39,857	34,598
Hardware	1,490	3,470	5,524

	141,363	167,891	135,786

Revenue by region
	2010 £000	2009 £000	2008 £000

Americas	63,582	73,338	58,740
EMEA	49,191	64,371	52,712
Asia-Pacific	28,590	30,182	24,334

	141,363	167,891	135,786

Revenue presented in the above table represents revenue by customer location.

6.	Finance income

	2010 £000	2009 £000	2008 £000

Cash deposits	565	653	752
Other finance income	6	57	—

	571	710	752

7.	Finance costs

	2010 £000	2009 £000	2008 £000

Interest on bank overdrafts and loans	4	6	15
Interest on obligations under finance leases	30	28	97
Unwinding of discount on provisions	336	48	209

	370	82	321

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

8.	Key management remuneration

Key management personnel, as defined by IAS 24, Related Party Disclosures, have been identified as the Board of directors. Details of the Board of directors’ remuneration, including their beneficial interest in the share capital and share options, are shown below.

	2010 £000	2009 £000	2008 £000

Salaries, fees and flexible benefits	874	963	1,137
Performance bonus	—	598	510
Personal pension plan payments	51	39	29
Termination payments	—	285	—
Other short-term benefits	—	—	100

	925	1,885	1,776
Share-based payment charge	120	588	344

	1,045	2,473	2,120

9.	Share-based payment

The Group’s share-based payment arrangements are entirely equity settled and resulted in an expense for the year of £610,000 (2009: £2,043,000; 2008: £1,458,000).

a) Share options

The Group operated the Intec Company Share Option Scheme which is constituted by rules and includes a section which has been approved by the Inland Revenue under the Income and Corporation Taxes Act 1988.

There were no new share option grants in 2010 or 2009. In the year ended 30 September 2008, 896,629 options were granted on 3 January 2008 with an exercise price of 44.0p.

With the exception of awards under long-term incentive plans, all outstanding options have vested at 30 September 2010 and are exercisable at any time subject to individual restrictions during close periods. If the option remains unexercised after 10 years from the date of grant, the option expires. Options are forfeited if the recipient voluntarily leaves the Group before the service conditions are met.

The Group operates a UK Approved and Unapproved Share Option Scheme and a US Stock Option Plan for the benefit of directors and employees. Details of the outstanding share options are disclosed in the table below:

	Weighted average exercise price (£)			Number
	2010	2009	2008	2010	2009	2008

Outstanding at beginning of year	0.65	0.63	0.62	16,189,728	24,521,032	25,854,563
Granted	—	—	0.44	—	—	896,629
Forfeited or lapsed	0.79	0.63	0.56	(5,061,478)	(6,646,656)	(1,926,374)
Exercised	0.50	0.40	0.20	(4,399,774)	(1,684,648)	(303,786)

Outstanding at end of year	0.65	0.65	0.63	6,728,476	16,189,728	24,521,032

Exercisable at end of year	0.65	0.65	0.66	6,728,476	16,189,728	20,858,903

The weighted average share price for options exercised during 2010 at the date of exercise was 105.8p per share with the exercise price of each option ranging from 15.0p to 87.5p.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

9.	Share-based payment (continued)

a) Share options (continued)

In 2009, the weighted average share price for options exercised at the date of exercise was 75.0p per share with the exercise price of each option ranging from 15.0p to 70.5p.

In 2008, the weighted average share price for options exercised at the date of exercise was 44.0p per share with the price of each option ranging from 15.0p to 42.0p.

The range of exercise prices and the weighted average remaining contractual life for options outstanding and exercisable at the end of the year is shown below:

	Outstanding and Exercisable
2010	Weighted average remaining life (years)	Number	Weighted average exercise price (£)

Range of exercise prices
£0.15-£0.60	6.2	1,880,650	0.37
£0.61-£1.00	4.5	4,480,858	0.66
£1.01-£3.40	1.4	366,968	2.00

	4.8	6,728,476	0.65

	Outstanding and Exercisable
2009	Weighted average remaining life (years)	Number	Weighted average exercise price (£)

Range of exercise prices
£0.15-£0.60	6.6	6,295,861	0.39
£0.61-£1.00	4.4	8,870,292	0.66
£1.01-£3.40	1.0	1,023,575	2.19

	5.0	16,189,728	0.65

	Outstanding			Exercisable
2008	Weighted average remaining life (years)	Number	Weighted average exercise Price (£)	Number	Weighted average exercise price (£)

Range of exercise prices
£0.15-£0.60	7.5	11,233,957	0.39	7,571,828	0.38
£0.61-£1.00	5.4	11,762,945	0.66	11,762,945	0.66
£1.01-£3.40	2.0	1,524,130	2.12	1,524,130	2.12

	6.1	24,521,032	0.63	20,858,903	0.66

b) Long term incentive plan (“LTIP”)

In May 2007, the Company’s shareholders approved the Long Term Incentive Plan (LTIP). Executive directors may receive an annual award of conditional nominal cost shares (a “Nominal Cost Award”) with a face value at grant of up to 100% of salary, vesting subject to earnings per share growth and the Group’s Total Shareholder Return over a three year period from the start of the financial year in which the awards were granted, and continued employment (“Conditional Awards”). In addition, the LTIP has flexibility to grant awards on a matching basis, pro-rata to the number of shares purchased via annual bonus (“Matching Awards”). Selected individuals, including all directors, may invest a proportion of their annual bonus after tax

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

9.	Share-based payment (continued)

b) Long term incentive plan (“LTIP”) (continued)

(initially set at 25% of net bonus) in Company shares which will be matched on a one for one basis (to the grossed up value of the bonus invested) after three years subject to performance conditions and continued employment. The maximum value of Conditional Awards and Matching Awards which may be granted to an individual in any year is limited to 125% of basic salary.

2,429,634 awards (2009 - 6,187,170; 2008 - 4,332,327) including 166,253 (2009 - 371,440; 2008 - 227,762) matching awards were made in 2010 to Executive Directors and senior management.

Two performance conditions were applied to the Conditional Awards. Up to 50% of the award would have vested depending on growth of the Group’s absolute earnings per share (“EPS”) growth before exceptional items and impairment, as determined by the Remuneration Committee, measured over a three year period from the start of the financial year in which the awards were granted.

Vesting for EPS growth under each of the annual awards is set out below:

Absolute normalised EPS growth over the Performance Period			Vesting percentage of up to 50% of the shares subject to a Conditional award
2008 grant	2009 grant	2010 grant
Less than 0.75p	Less than 0.177p	Less than 0.339p	0%

0.75p	0.177p	0.339p	30%
Between 0.75p and 2.00p	Between 0.177p and 0.59p	Between 0.339p and 1.13p	Between 30% and 100% pro-rata on a straight-line basis

2.00p and above	0.59p and above	1.13p and above	100% basis

For the 2008 awards, vesting of the remaining 50% of the initial Nominal Cost Award was based on a comparison of the Group’s total shareholder return (“TSR”) over the performance period for each respective grant against a group of UK and US software and computer services companies (Amdocs Limited, Anite Group plc, Comptel Corporation, Comverse Technology Inc., Convergys Corporation, CSG Systems International Inc., Info Vista S.A., Misys plc, Openwave Systems Inc, Fidessa Group plc and Sage Group plc).

For the 2009 and 2010 awards, vesting of 25% of the initial nominal cost award and the matching awards was based on a comparison of the Group’s total shareholder return (“TSR”) against the constituents of the FTSE SmallCap and the remaining 25% was based on comparison against the FTSE All Share Software and Computer Services Index.

Vesting of TSR related awards was as follows:

TSR ranking of Intec compared to the comparator group over the Performance Period	Vesting percentage of up to 50% of the shares subject to an award
Below median ranking	0%
Median ranking	30%
Between median and upper quartile ranking	Between 30% and 100% pro-rata on a straight-line
Upper quartile ranking	100%

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

9.	Share-based payment (continued)

As a result of the acquisition of the Company on 30 November 2010, the awards that had been granted in 2008, 2009 and 2010 vested as follows:

Grant	TSR Performance Condition		EPS Performance Condition		Total Vesting
	Percentage of Award	Vesting	Percentage of Award	Vesting
2008	50.0%	100.0%	50.0%	55.2%	77.6%
2009	50.0%	95.0%	50.0%	100.0%	97.5%
2010	50.0%	0.0%	50.0%	0.0%	0.0%

The cost of the awards was calculated using the Monte Carlo model as 50% of the awards granted have market-based vesting conditions. The following table shows the fair value calculated and the assumptions made to calculate the fair value of the awards granted in 2010, 2009 and 2008.

	2010	2009	2008

Weighted average fair value	81.6p	21.8p	38.1p

Weighted average share price	110.50p	26.90p	45.75p
Weighted average exercise price	0.0p	0.0p	0.0p
Expected volatility	59.2%	55.6%	39.1%
Expected life of award	3 years	3 years	3 years
Employee attrition rate	10.0%	10.0%	10.0%
Risk free interest rate	2.2%	2.7%	4.4%
Dividend yield	0.9%	0.0%	0.0%

The table below shows the outstanding awards at 30 September under the LTIP.

	Conditional Shares at 1 October 2008	Awards granted during the year	Matching awards granted during the year	Awards forfeited during the year	Conditional Shares at 1 October 2009	Awards granted during the year	Matching awards granted during the year	Awards forfeited during the year	Awards vested during the year	Conditional Shares at 30 September 2010	Market price of award	Vesting date

2007 LTIP	3,083,409	—	—	(267,436)	2,815,973	—	—	—	(2,815,973)	—	47.25p	December 2009
2008 LTIP	4,298,185	—	—	(625,428)	4,273,492	—	—	(368,941)	—	3,904,551	44.50p	January 2011
2009 LTIP	—	5,815,730	371,440	—	5,586,435	—	—	(722,614)	—	4,863,821	26.90p	Nov 2011 – Aug 2012
2010 LTIP	—	—	—	—	—	2,263,381	166,253	(231,082)	—	2,198,552	110.50p	January 2012

Total	7,381,594	5,815,730	371,440	(892,864)	12,675,900	2,263,381	166,253	(1,322,637)	(2,815,973)	10,966,924

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

10.	Income tax expense

The charge for the year comprises

	2010 £000	2009 £000	2008 £000

Current taxation:
UK Corporation tax at 28% (2009: 28%; 2008: 29%)	—	1,165	1,479
Utilisation of previously unrecognised UK tax losses	—	(1,165)	(1,479)
Foreign tax	5,184	9,379	5,471
Utilisation of previously unrecognised foreign deferred tax assets	(1,796)	(4,593)	(3,671)

	3,388	4,786	1,800

Adjustments in respect of prior years:

UK corporation tax	—	—	(81)
Foreign tax	(432)	6	164

	(432)	6	83

Total current tax expense	2,956	4,792	1,883

Deferred taxation:
Current year charge/ (credit)	2,917	(2,150)	257
Recognition of previously unrecognised deferred tax assets	(860)	(16,701)	—
Derecognition of previously recognised deferred tax assets	3,673	384	1,158

Total deferred taxation	5,730	(18,467)	1,415

Total income tax expense/ (credit)	8,686	(13,675)	3,298

UK Corporation tax is calculated at 28% (2009: 28%; 2008: 29%) of the estimated taxable profit for the year. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdictions.

The deferred tax credit recognised in the year ended 30 September 2009 arose principally due to recognition of deferred tax assets on tax losses in the US, Ireland and the UK. The deferred tax expense recognised in the year ended 30 September 2010 principally arises from the reversal of such assets that no longer qualify for recognition to the extent they had not been utilised in the year, offset by the recognition of deferred tax assets on tax losses relating to Canada.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

10.	Income tax expense (continued)

Factors affecting the tax charge for the year:

	2010 £000	2009 £000	2008 £’000

Profit on ordinary activities before tax	7,313	24,693	13,750

Tax on Group profit at standard UK Corporation tax rate of 28% (2009 – 28%; 2008 – 29%)	2,048	6,914	3,988
Net disallowed expenses and (non-taxable income)	(216)	(1,540)	1,451

Tax effect of share based payments	(669)	(90)	413
Utilisation of previously unrecognised tax losses	—	(2,451)	(1,520)
Derecognition of previously recognised tax losses	—	384	1,158
Utilisation of previously unrecognised other deferred tax assets	(1,796)	(3,307)	(3,630)
Current year tax losses not recognised	5,033	979	122
Withholding taxes	1,535	2,570	2,948
Higher/(lower) rates of foreign tax	19	(439)	(1,715)
Effect of change in local tax rates	152	—	—
Adjustments to current tax expense in respect of previous periods	(432)	6	83
Adjustments to deferred tax expense in respect of previous periods	199	—	—
Recognition of previously unrecognised deferred tax losses	(860)	(16,701)	—
Derecognition of previously recognised deferred tax assets	3,673	—	—

Total tax expense/ (credit)	8,686	(13,675)	3,298

The standard rate of current tax in the UK (being the country of residence of the parent company) for the year is 28% (2009 – 28%; 2008 – 29%). The tax reconciliation is based on this rate due to the difficulty in selecting a weighted average rate given the range of tax rates (0% - 39%) and countries in which the Group operates and the range of profits and losses arising in those countries. The amount of the future tax charge will depend primarily on the level of profits together with the jurisdiction in which they are achieved and the ability to use available tax losses.

In addition to the amount charged to the consolidated income statement, an expense of £1,580,000 (2009: £1,800,000 credit; 2008: nil) has been recognised directly in equity relating to deferred tax on share based payments.

The UK corporation tax rate of 27% was substantially enacted on 21 July 2010 and the impact of this change is shown above. The new rate applies from 1 April 2011. Whilst further reductions in the UK tax rate have been announced they were not substantially enacted by 30 September 2010.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

11.	Dividends

Amounts recognised as distributions to equity holders in the year:	2010 £000	2009 £000	2008 £000

Full year dividend for the year ended 30 September 2009 of 1.0p (2008 : nil) per share	3,121	—	—
Interim dividend for the year ended 30 September 2010 of 0.4p (2009 : nil) per share	1,259	—	—

	4,380	—	—

Proposed full year dividend for the year ended 30 September 2010 of nil (2009: 1.0p) per share	—	3,121	—

No final dividend has been proposed for the year ended 30 September 2010.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

12.	Goodwill

Goodwill £000
Cost
At 1 October 2008	93,407
Translation differences	63

At 30 September 2009	93,470
Translation differences	3

At 30 September 2010	93,473

Impairment
At 1 October 2008	385
Translation differences	63

At 30 September 2009	448
Translation differences	3

At 30 September 2010	451

Net book value
At 30 September 2010	93,022

At 30 September 2009	93,022

IFRS requires that goodwill acquired in a business combination is allocated to the cash-generating units (“CGU”) that are expected to benefit from that business combination. Goodwill arising on acquisitions has been allocated to the Development and Corporate segment. The products and technological expertise of the Development and Corporate segment, to which the goodwill relates, supports the revenue activities of the Group’s three geographic regions as a whole.

In assessing whether goodwill has been impaired, the carrying amount of the Group’s assets (including goodwill) is compared with its recoverable amount which is determined by its value in use. The Group estimates value in use using a discounted cash flow model. The future cash flows are adjusted for risks specific to the asset and discounted using a pre-tax discount rate of 13.18% (2009: 9.24%). This discount rate is derived from the Group’s weighted average cost of capital. The Group prepares cash flow forecasts derived from the most recent financial plans approved by management which cover a period of 12 months. The key assumptions used in the impairment testing are revenue and operating margin (and hence profit before interest and taxation), discount rates and rates of growth beyond the twelve month planning period.

The cash flow forecasts reflect management’s expectations of revenue growth and operating margin, based upon signed orders, identified prospects for contract extensions or renewals with existing customers, together with expectations of work to be sold to new clients. The forecasts are most sensitive to changes in projected revenue growth rates in the first year of the forecast period which are based on the 2011 budget. Cash flows beyond this period are extrapolated based on forecast growth rates for the Group of between 0% and 3% (2009: 3%). In all scenarios using these variable forecast growth rates, there was sufficient headroom in the forecast models.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

13.	Other intangible assets

	Purchased computer software £000	Acquired intangibles £000	Capitalised managed service solutions £000	Capitalised development costs £000	Total £000

Cost
At 1 October 2008	10,896	10,135	3,824	1,262	26,117
Additions	264	—	—	—	264
Amounts capitalised	—	—	640	—	640
Disposals	(46)	—	—	—	(46)
Translation differences	441	884	622	—	1,947

At 1 October 2009	11,555	11,019	5,086	1,262	28,922
Additions	927	—	—	—	927
Amounts capitalised	—	—	1,810	—	1,810
Disposals	(88)	—	—	—	(88)
Translation differences	253	45	25	—	323

At 30 September 2010	12,647	11,064	6,921	1,262	31,894

Accumulated amortisation & impairment
At 1 October 2008	8,213	9,205	308	948	18,674
Amortisation	1,431	770	928	263	3,392
Disposals	(45)	—	—	—	(45)
Translation differences	288	877	13	—	1,178

At 1 October 2009	9,887	10,852	1,249	1,211	23,199
Amortisation	1,185	158	1,079	51	2,473
Disposals	(88)	—	—	—	(88)
Translation differences	198	46	(8)	—	236

At 30 September 2010	11,182	11,056	2,320	1,262	25,820

Carrying amount
At 30 September 2010	1,465	8	4,601	—	6,074

At 30 September 2009	1,668	167	3,837	51	5,723

Amortisation of intangible assets reported as capitalised managed service solutions is included in cost of sales.

Acquired intangibles include intellectual property rights with a carrying amount of £8,000 (2009: £167,000). Amortisation of acquired intangible assets comprises the amortisation for intellectual property rights.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

14.	Property, plant and equipment

	Furniture and equipment £000	Leasehold improvements £000	Computer equipment £000	Motor vehicles £000	Total £000

Cost
At 1 October 2008	3,379	5,376	13,114	35	21,904
Additions	1,809	125	1,615	—	3,549
Disposals	(58)	(26)	(2,472)	(32)	(2,588)
Translation differences	536	535	1,750	6	2,827

At 1 October 2009	5,666	6,010	14,007	9	25,692
Additions	100	107	1,292	8	1,507
Disposals	(80)	(3)	(430)	(3)	(516)
Translation differences	249	237	705	(5)	1,186

At 30 September 2010	5,935	6,351	15,574	9	27,869

Accumulated depreciation
At 1 October 2008	2,967	2,882	10,581	19	16,449
Charge for year	335	783	1,923	8	3,049
Disposals	(53)	(16)	(2,443)	(27)	(2,539)
Translation differences	454	389	1,344	3	2,190

At 1 October 2009	3,703	4,038	11,405	3	19,149
Charge for year	568	876	1,655	3	3,102
Disposals	(72)	(2)	(424)	(3)	(501)
Translation differences	158	197	559	3	917

At 30 September 2010	4,357	5,109	13,195	6	22,667

Carrying amount
At 30 September 2010	1,578	1,242	2,379	3	5,202

At 30 September 2009	1,963	1,972	2,602	6	6,543

The net book value of computer software and equipment includes an amount of £279,000 (2009: £367,000) in respect of assets held under finance leases.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

15.	Trade and other receivables

	Non-current		Current
	2010 £000	2009 £000	2010 £000	2009 £000

Trade receivables	—	—	35,376	36,920
Provision for impairment of trade receivables	—	—	(1,035)	(895)

Net trade receivables	—	—	34,341	36,025
Overseas tax	—	—	1,356	356
Other receivables	300	386	1,094	1,328
Prepayments	2,406	2,273	4,211	4,458
Accrued income	—	—	13,761	19,038

	2,706	2,659	54,763	61,205

The Directors consider that the carrying amount of trade and other receivables approximate their fair value.

There are no customers in the Group that represents more than 10% of the total trade receivables balance at 30 September 2010 or 30 September 2009. Management do not believe that there is a significant concentration of credit risk in trade receivables. Information on new customers, including country risk, is obtained during the contract negotiation stage and is assessed by management on a case by case basis. The average credit period for trade receivables is 71 days (2009: 57 days) based on invoice date.

Non-current prepayments comprise mainly £1,605,000 (2009: £1,493,000) for deposits on leased properties currently due between two and five years and £388,000 (2009: £550,000) prepaid royalty balance to be expensed to the income statement between two and five years.

The Group has provided for all amounts that are deemed doubtful, estimated by the Group based on all trade receivables that are more than 365 days overdue except in certain circumstances where monies have been received after the reporting date or the revenue relating to the debtor has not been recognised. The Group also provides for all other specifically identified amounts that are less than 365 days overdue based on known impairment indicators including past default experience and known trading difficulties. The table below shows the movements in the provision for impairment of trade receivables:

	2010 £000	2009 £000

Balance at 1 October	895	1,070
Impairment losses recognised	646	699
Amounts written off as irrecoverable	(226)	(985)
Amounts recovered during the year	(231)	(22)
Translation differences	(49)	133

Balance at 30 September	1,035	895

Included in accrued income is an amount of approximately £3.0m relating to services performed and provided to a major customer who, during the year, has purported to terminate its contract with the Group. The services performed are for the implementation of an integrated solution. The Group believes that there are no grounds for termination and will rigorously pursue its rights for performance of the contract. Having taken appropriate legal advice, the Group believes that there is no legal justification for the customer’s actions.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

15.	Trade and other receivables (continued)

Ageing of trade receivables:

	2010 Gross £000	2010 Impaired £000	2009 Gross £000	2009 Impaired £000

Not past due	21,510	—	21,165	—
Past due 0 – 30 days	4,795	—	5,734	—
Past due 31 – 60 days	2,229	—	4,896	(2)
Past due 61 – 90 days	1,724	—	1,171	(1)
Past due 91 – 365 days	4,012	(28)	3,027	(238)
More than 365 days past due	1,106	(1,007)	927	(654)

	35,376	(1,035)	36,920	(895)

Trade receivables disclosed above include amounts which are past due at the reporting date but against which the Group has not recognised an allowance for doubtful receivables because there has not been a significant change in credit quality and the amounts are still considered recoverable.

16.	Cash and cash equivalents

	2010 £000	2009 £000

Cash at bank and in hand	36,725	68,676
Short-term bank deposits	35,052	6,156

	71,777	74,832

The Directors consider that the carrying amount of cash and cash equivalents approximate their fair value.

Cash at bank and in hand was invested on a floating rate basis and is therefore subject to cash flow interest risk.

At 30 September 2010 short-term bank deposits have a weighted average period to maturity of 54 days (2009 – 37 days). These balances attract interest rates of between 0.2% and 7.5% (2009 – 0.6% and 8.7%).

Cash to the value of £2,811,000 at 30 September 2010 (30 September 2009: £2,782,000) denominated predominantly in US Dollars is restricted as it is held as security over certain customer contracts. This cash becomes free from restriction at various dates between December 2010 and September 2013.

For the purpose of the consolidated cash flow statement, cash and cash equivalents comprise the above amounts. The table below sets out the currency denominations of cash and cash equivalents.

	2010 £000	2009 £000

US Dollar	32,999	33,637
Euro	18,692	14,776
Sterling	14,577	16,616
South African Rand	1,291	3,367
Australian Dollar	718	2,685
Lebanese Pounds	699	301
Brazilian Real	613	1,585
Indian Rupee	604	676
Canadian Dollars	496	530
Other	1,088	659

	71,777	74,832

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

17.	Trade and other payables

	Non-current		Current
	2010 £000	2009 £000	2010 £000	2009 £000

Trade payables	—	—	3,947	4,231
Other payables	1,718	1,651	1,806	4,082
Accruals	1,544	1,397	9,014	18,939
Deferred revenue	—	—	23,000	25,798

	3,262	3,048	37,767	53,050

Trade and other payables comprise trade purchases and ongoing costs and are predominantly interest free. The directors consider that the carrying amount of trade and other payables approximates to their fair value. Creditors’ days were 35 (2009: 26).

Included in deferred revenue is £10,782,000 (2009 - £9,913,000) of retention payments representing amounts billed in advance of revenue which is recognised over the life of the contract.

18.	Borrowings

	Non-current		Current
	2010 £000	2009 £000	2010 £000	2009 £000

Obligations under finance leases (Note 24)	99	336	284	220

As at 30 September 2010, the Group did not have any borrowing facilities. At 30 September 2009, the Group had available £6.75m of undrawn committed borrowing facilities in respect of which all borrowing conditions had been met.

The table below sets out the currency denominations of the Group’s borrowings at 30 September 2010:

	Australian dollar	Sterling	Other	Total
	£000	£000	£000	£000

Obligations under finance leases	212	171	—	383

The table below sets out the currency denominations of the Group’s borrowings at 30 September 2009:

	Australian dollar	US dollar	Other	Total
	£000	£000	£000	£000

Obligations under finance leases	290	243	23	556

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

19.	Provisions

	Onerous lease commitments £000	Other provisions £000	Total £000

At 1 October 2008	2,162	1,052	3,214
Established during the year	502	—	502
Utilised during the year	(565)	(108)	(673)
Unwinding of discount	44	4	48
Translation differences	256	50	306

At 1 October 2009	2,399	998	3,397
Established during the year	3,968	239	4,207
Utilised during the year	(635)	(24)	(659)
Unwinding of discount	336	—	336
Translation differences	(118)	26	(92)

At 30 September 2010	5,950	1,239	7,189

Analysed as: 2010
Current liabilities	2,516	675	3,191
Non-current liabilities	3,434	564	3,998

2009
Current liabilities	606	480	1,086
Non-current liabilities	1,793	518	2,311

Onerous lease commitments disclosed above relate to future estimated losses on sublet or vacant lease commitments on a number of properties within the Group where the lease commitment is expected to be greater than any sublease income (where applicable). Amounts provided brought forward are for the period up to the first option to break in 2011 on a property lease in Denmark and up to September 2012 for part of the office space at the Group’s UK headquarters. During the year, as a result of the general economic outlook and the Group’s overall consolidation and restructuring exercise, additional onerous lease provisions were charged in respect of leasehold interests in the UK (£1.9m), US (£1.2m), Canada (£0.8m), and Denmark (£0.1m). Of the amounts established during the year, all have been treated as restructuring costs except for £0.7m in the UK and £0.1m in Denmark, as these were not directly related to the Group’s restructuring process undertaken in the second half of the year. The provisions in the various locations cover different time periods dependant on local market conditions and the timing of cash flows is dependent upon the remaining term of the associated lease, ranging from 13 months to 5 years.

The other provisions category relate to the estimated restoration costs of properties, primarily within North America and the UK, and are expected to be incurred in 2010 in North America and 2015 in the UK, in line with the end date of such leases.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

20.	Deferred tax

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period.

	Accelerated tax depreciation £000	Intangible assets £000	Deferred revenue £000	Tax losses £000	Other temporary differences £000	Total £000

At 1 October 2008	101	(185)	—	434	840	1,190
Credit to income	1,751	7,102	—	7,201	2,413	18,467
Credit to equity	—	—	—	—	1,800	1,800
Translation differences	31	—	—	—	229	260

At 1 October 2009	1,883	6,917	—	7,635	5,282	21,717
(Charge)/ credit to income	(952)	6	(1,154)	(3,005)	(625)	(5,730)
Charge to equity	—	—	—	—	(1,580)	(1,580)
Translation differences	7	—	—	(39)	150	118

At 30 September 2010	938	6,923	(1,154)	4,591	3,227	14,525

The following is the analysis of the deferred tax balances for financial reporting purposes.

	2010 £000	2009 £000

Deferred tax liabilities	(1,154)	(50)
Deferred tax assets	15,679	21,767

	14,525	21,717

Deferred tax assets not recognised

	2010 £000	2009 £000

Tax losses carried forward	22,696	14,891
Capital losses carried forward	395	395
Intangible assets	8,157	11,540
Accelerated tax depreciation	6,296	5,628
Other temporary differences	3,637	3,801

	41,181	36,255

Deferred tax assets of £4,591,000 (2009: £7,635,000) have been recognised in respect of the future use of tax losses carried forward in certain group companies. Management forecasts support the likely future use of the amount recognised.

Deferred tax assets in respect of losses carried forward and other temporary differences in certain group companies have not been recognised because, at present, there is insufficient evidence that there will be sufficient taxable profits in those companies to absorb these reliefs. The unutilised reliefs may be carried forward indefinitely, with the exception of the tax losses in Canada and the US of £54.6m (2009: £47.3m), of which the first will expire, if not previously used, in 2020.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

20.	Deferred tax (continued)

Included within other temporary differences are deferred tax assets in respect of share options of £495,000 (2009: £2,852,000), general provisions of £1,221,000 (2009: £1,310,000) and other assets of £357,000 (2009: £1,141,000).

No deferred tax liability is recognised on temporary differences of £8,730,000 (2009: £12,333,000) relating to the unremitted earnings of overseas subsidiaries as the Group is able to control the timing of the reversal of these temporary differences and it is probable that they will not reverse in the foreseeable future. The temporary differences at 30 September 2010 represent only the unremitted earnings of those overseas subsidiaries where remittance of those earnings may still result in a tax liability, principally as a result of dividend withholding taxes levied by the overseas tax jurisdictions in which these subsidiaries operate.

21.	Financial instruments

Capital risk management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximising the return to stakeholders as well as sustaining the future development of the business. The capital structure of the Group consists of cash and cash equivalents and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained earnings as disclosed in Note 23.

The Group does not have any significant debt outstanding and therefore no gearing ratio is calculated.

The Group is not subject to externally imposed capital requirements.

Categories of financial instruments

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 1 to the financial statements.

	Notes	2010 £000	2009 £000

Financial assets – loans and receivables
Cash and cash equivalents	16	71,777	74,832
Trade receivables	15	34,341	36,025
Other receivables		1,820	1,557

		107,938	112,414

Financial liabilities – amortised cost
Trade payables	17	3,947	4,231
Other liabilities		822	881
Finance lease liabilities	24	383	556

		5,152	5,668

Financial risk management objectives

The main risks arising from the Group’s financial instruments are market risk (primarily foreign currency risks and interest rate risks), liquidity risk and credit risk. The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework, which are set out below:

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

21.	Financial instruments (continued)

Market risk

Market risk is the risk that changes in the market prices, such as foreign exchange rates and interest rates, will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return on risk.

The Group’s activities expose it mainly to the financial risks of changes in foreign currency exchange rates. The exposure to interest rate risk is limited to cash and cash equivalents.

Risk is measured in terms of its impact on the assets and liabilities and the effect on the income statement.

Interest rate risk

The Group’s exposures to interest rates on financial assets and financial liabilities are primarily on its cash and cash equivalents as no overdrafts are operated and the Group has no loans. An increase of 1.0% in interest rates will have the effect of an increase in finance income of £706,000, whilst a decrease of 0.5% in interest rates will reduce finance income by £371,000.

Foreign currency risk and sensitivity analysis

Translation:

The Group has foreign operations around the world and is therefore exposed to foreign exchange risk on the translation of the balance sheets and income statements into Sterling. The Group does not hedge the foreign exchange risk relating to the translation of the balance sheet and income statement of overseas operations.

Transaction:

Operations are also subject to foreign exchange risk from committed transactions denominated in currencies other than their functional currency and once recognised, the revaluation of foreign currency denominated assets and liabilities.

The Group’s policy is to settle intercompany balances on which maximum exposure arises due to currency movements. This policy has the effect of protecting the Group’s consolidated balance sheet and the income statement from movements in those currencies.

The carrying amounts of the Group’s monetary assets and monetary liabilities in currencies denominated in a currency other than the functional currency of the Company or its subsidiaries at the reporting date are as follows:

	Monetary Liabilities		Monetary Assets
	2010 £000	2009 £000	2010 £000	2009 £000
Sterling	(39)	(6)	893	557
Euro	(29)	(8)	3,296	5,067
US Dollar	(37)	(203)	16,060	16,497
Saudi Riyal	—	—	977	—
New Zealand Dollar	—	—	345	363
Other	—	(23)	81	90

	(105)	(240)	21,652	22,574

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

21.	Financial instruments (continued)

Foreign currency sensitivity analysis:

The sensitivity analyses presented below are based on a 10% appreciation/ depreciation of the Euro and US Dollar against Sterling. The impact on the income statement represents the impact of a change in the exchange rates on the net monetary assets or liabilities of the Group that are not denominated in the functional currency of the entity involved. The impact on other equity relates to the translation of the Group’s net assets and that are denominated in Euro and US Dollar at the flexed exchange rates, as well as long term intra-group loans where the denomination of the loan is in a currency other than the currency of the lender or the borrower.

	US$ - denominated		€ - denominated
	2010 £000	2009 £000	2010 £000	2009 £000

Profit before tax – gain/ (loss)
10% appreciation	1,779	1,810	363	562
10% depreciation	(1,455)	(1,481)	(297)	(460)

Other equity – gain/ (loss)
10% appreciation	4,966	4,822	3,087	3,414
10% depreciation	(4,063)	(3,946)	(2,565)	(2,863)

Forward foreign exchange contracts

The Group has used forward foreign exchange contracts during the year but all of these have been settled by the year end.

Credit risk management

Credit risk refers to the risk that a customer will default on its contractual obligations resulting in a financial loss to the Group.

The Group’s principal financial assets are cash and cash equivalents and trade receivables which represent the Group’s maximum exposure to credit risk in relation to financial assets and are shown in the table below:

	Notes	2010 £000	2009 £000

Cash and cash equivalents	16	71,777	74,832
Trade receivables	15	34,340	36,025

		106,117	110,857

At 30 September 2010, the Group does not have more than 32% of its cash with any one financial institution. 60% (2009: 87%) of the Group’s cash is held with 3 banks, however, credit risk is considered to be limited due to government support behind these institutions.

The Group’s policy to mitigate its potential credit risks on trade and other receivables is included in Note 15.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

21.	Financial instruments (continued)

Liquidity risk management

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. Ultimate responsibility for liquidity risk management rests with the Board of directors, though operationally it is managed by the regional finance teams. Since the Group has no borrowings other than finance lease liabilities, the risk is minimal. The Group has creditors and other amounts payable to tax authorities for which it has sufficient cash balances.

Liquidity risk tables

2010	Weighted average effective interest rate %	< 1 year £000	1 – 2 years £000	2 - 5 years £000	> 5 years £000

Non-interest bearing – trade creditors	0%	3,947	—	—	—
Non-interest bearing – other creditors	0%	655	167	—	—
Finance lease liability	4.5%	284	99	—	—

		4,886	266	—	—

2009

Non-interest bearing – trade creditors	0%	4,231	—	—	—
Non-interest bearing – other creditors	0%	701	—	180	—
Finance lease liability	6.9%	220	336	—	—

		5,152	336	180	—

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

22.	Called up share capital

	2010		2009
	Number	£000	Number	£000

Authorised:
Ordinary shares of 1p each	450,000,000	4,500	450,000,000	4,500

Allotted, called up and fully paid:
Ordinary shares of 1p each	314,966,952	3,150	307,680,975	3,077

The increase in allotted share capital relates to share options exercised during the year.

Substantial shareholdings

As at the date of this report the Company’s sole shareholder is CSG Systems UK Limited.

Share options exercised

During the year, 4,399,774 ordinary shares (2009: 1,684,648) were issued at exercise prices between 15.0p and 87.5p (2009: between 15.0p and 70.5p) under the UK Approved and Unapproved Share Option Scheme and the US Stock Option Plan.

Share options

As at 30 September 2010, there were 6,728,476 (2009: 16,189,728) options outstanding in respect of all schemes. The options were to acquire ordinary shares of 1.0p each up to January 2018 at prices ranging from 15.0p to 340.0p. These have all either been exercised or lapsed upon the acquisition of the Company by CSG Systems International, Inc. Further details are provided in Note 9.

23.	Other reserves, own shares and translation reserve

Other reserves

Other reserves include a merger reserve of £249,000 which arose as a result of applying Section 131 of the Companies Act 1985 to the acquisition of the Digiquant Group in 2003.

On 29 April 2009, the High Court of Justice consented to the cancellation of the Company’s share premium account, which was approved by shareholders at a general meeting on 14 April 2009 and subsequently registered by Companies House on 6 May 2009. Cancellation of the £162.0 million in the share premium account has enabled the Company to eliminate the accumulated deficit on its profit and loss account. An amount of £135.1 million of this has been transferred to other reserves.

During the current year, after obtaining appropriate legal advice and given due consideration, the Board approved the re-designation of the Special Reserve related to the cancellation of the share premium account, which had previously been treated as non-distributable, as distributable. This reserve has been reclassified to retained earnings.

Own shares

Own shares are held by the Intec Employee Share Trust. At 30 September 2010 the trust held 270,000 (2009: 270,000) shares in the Company at a cost of 205.0p (2009: 205.0p) each. The written down value of the shareholding was £95,000 (2009: £95,000).

Translation reserve

The translation reserve is used to record exchange differences relating to the translation of the net assets and results of foreign subsidiaries arising after 1 October 2004.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

24.	Commitments

a)	Operating lease arrangements

The Group as lessee

The Group has entered into non-cancellable operating leases for various leasehold properties, computing and other equipment. Principally the leases relate to the rental of properties, some of which have periodic rent reviews, while certain other leases have renewal rights. There are no purchase options or contingent rentals.

	2010 £000	2009 £000	2008 £000

Minimum lease payments under operating leases recognised as an expense in the year	7,960	7,630	6,753

The future minimum lease payments expected to be made are as follows:

	2010 £000	2009 £000

Within one year	8,183	7,177
In the second to fifth years inclusive	8,911	13,389
After five years	456	1,404

	17,550	21,970

The Group as lessor

Rental income earned from the sub-lease of properties during the year was £1,412,000 (2009 - £1,423,000; 2008 - £1,011,000). At the balance sheet date, the Group had contracted with tenants for the following minimum lease payments:

	2010 £000	2009 £000

Within one year	1,330	1,408
In the second to fifth years inclusive	107	1,558

	1,437	2,966

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

24.	Commitments (continued)

b)	Finance lease commitments

The Group has finance leases for various items of computer and other equipment, some of which have renewal and purchase options. The finance lease obligations are secured by the leased assets purchased as disclosed in Note 13. Future minimum lease payments together with the present value of the net minimum lease payments are as follows:

	Minimum lease payments		Present value of minimum lease payments
	2010 £000	2009 £000	2010 £000	2009 £000

Amounts payable under finance leases
Within one year	303	228	284	195
In the second to fifth years inclusive	102	382	99	361

	405	610	383	556
Less future finance charges	(22)	(54)	—	—

Present value of lease obligations	383	556	383	556

Less amount due for settlement within 12 months			(284)	(220)

Amounts due for settlement after 12 months			99	336

The average effective borrowing rate was 4.5% (2009: 6.9%). Interest rates are fixed at the contract date. All leases are on a fixed repayment basis and no arrangements have been made for contingent rental payments. Lease obligations are denominated in Sterling and Australian Dollars. The fair value of the lease obligations approximates their carrying value. The lease obligations under finance leases are secured by the lessors’ charges over the leased assets.

c)	Bonds and guarantees

The Group issues letters of credit and guarantees over certain customer contracts in the ordinary course of business. The total amounts outstanding as at 30 September 2010 relating to these obligations was £3.6 million (2009: £5.3 million).

d)	Related party transactions

Transactions between the company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

The Board is not aware of any related party transactions that should be disclosed apart from the details of key management remuneration which are disclosed in Note 8.

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

25.	Subsidiaries

The Company owns 100% of the issued ordinary share capital and voting rights of Independent Technology Systems Limited (“ITSL”), Inception to Implementation (M) Sdn Bhd, Intec Telecom Systems do Brasil Limitada, Digiquant A/S and the Singl.eView Group of companies (all marked with * as set out below).

The other principal subsidiaries listed below are owned by ITSL either directly, through a holding company or another subsidiary company.

Unlisted subsidiary undertakings	Country of registration/ incorporation	% of ordinary share capital and voting rights	Principal activities

Independent Technology Systems Limited*	Great Britain	100%	Sales support development and implementation
Intec Telecom Systems do Brasil Limitada*	Brazil	100%	Sales support and implementation
Intec USA, Incorporated	USA	100%	Holding Company
Intec Billing, Inc.	USA	100%	Sales support development and implementation
Intec Telecom Systems Pty Limited	Australia	100%	Sales support and implementation
Intec Telecom Systems (France) SARL	France	100%	Sales support and implementation
Intec Systems (Asia) Sdn Bhd	Malaysia	100%	Sales support and implementation
Intec Telecom Systems South Africa (Pty) Limited	South Africa	100%	Sales support
Intec Telecom Systems Denmark A/S*	Denmark	100%	Sales support development and implementation
Intec Billing Ireland	Ireland	100%	Sales support development and implementation
Intec Billing Canada Limited	Canada	100%	Sales support development and implementation
Intec Billing Australia Pty Ltd	Australia	100%	Sales support development and implementation
Independent Technology Systems (India) Pvt. Ltd.	India	100%	Development and Implementation
Independent Technology Systems Scandinavia AB	Sweden	100%	Sales support development and implementation
Telmate ApS	Denmark	100%	Sales support development and implementation

Intec Telecom Systems Limited

Notes to the consolidated financial statements

For the year ended 30 September 2010

26.	Subsequent events

The Board of directors announced on 3 November 2010 that, at the Court Meeting and General Meeting of eligible Intec Shareholders held on that day, Intec Shareholders approved, by the necessary majorities, the scheme of arrangement under Part 26 of Companies Act 2006 and other associated matters with the acquisition of the Company’s entire issued and to be issued share capital, to be made by CSG Systems UK Limited, registered in England and Wales with company registration number 7382973. CSG Systems UK Limited is a a wholly owned subsidiary undertaking of CSG System International, Inc., a Delaware corporation, listed on the NASDAQ stock exchange under the symbol CSGS. On 30 November 2010, the transaction completed and the Company was delisted from the London Stock Exchange.

From that date CSG Systems UK Limited became the Company’s immediate parent undertaking and CSG System International, Inc., the Company’s ultimate parent undertaking.

Also on 30 November 2010, the Company re-registered as a private limited company.